SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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MENTOR CORPORATION
(Name of Registrant as Specified In Its Charter)

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MENTOR CORPORATION ANNOUNCES SHAREHOLDERS' MEETING RESULTS AND ADJOURNMENT

On September 19, 2007, Mentor Corporation (the "Company") announced that at its annual meeting of shareholders convened on September 17, 2007, Joshua Levine, Michael Emmons, Walter Faster, Margaret Jordan, Katherine Napier, Ronald Rossi and Joseph Whitters were all re-elected to the Company's Board of Directors and Burt Rosen was elected to the Board of Directors.  All directors hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified.  In addition, the shareholders ratified the selection of Ernst & Young LLP as Mentor's independent registered public accounting firm.

The meeting was also called for the purpose of approving an amendment to the Company's Restated Articles of Incorporation to increase the total number of shares of authorized capital stock and to provide for the issuance of preferred stock in one or more series.  Approval of this proposal requires the approval of a majority of the voting power of the outstanding shares present and entitled to vote on this matter. Therefore, abstentions have the same effect as votes against such proposals. Broker non-votes as to this proposal are not deemed shares entitled to vote on the proposal, and will not be counted as votes for or against the proposal or included in the calculation of the number of votes necessary for approval of the proposal.  As of the time of the meeting, approximately 49% of the votes cast had been cast in favor of the proposal, with a substantial number of broker non-votes and other shares not represented in the voting.  After considering the importance of the matter, the number of votes not cast and the fact that shareholders represented at the meeting were so closely divided on the proposal, shareholders present at the meeting approved a motion presented by management to adjourn and reconvene the meeting to allow additional time to solicit proxies from those shareholders who had not voted on the proposal.

The Company's annual meeting is adjourned to October 1, 2007, at 10:00 a.m. at the Company's main office, located at 201 Mentor Drive, Santa Barbara, CA 93111.  Shareholders who have not voted on the proposal to approve the amendment of the Company's Restated Articles of Incorporation are encouraged to do so promptly.  For shareholders who have voted on this proposal, no additional action is required.  Proxies may be submitted or revoked any time prior to the adjourned meeting on October 1, 2007.  To request an additional proxy card, please contact Joseph A. Newcomb or Loren L. McFarland at (805) 879-6000.

Shareholders and other investors are urged to read the proxy statement, which contains important information that should be read carefully before any decision is made with respect to this proposal.